Exhibit 99.1

Press Release
For Immediate Release

Overland Storage Reports Fiscal 2006 Third Quarter Results

Product Development Continues

SAN DIEGO — April 27, 2006 — Overland Storage, Inc. (NasdaqNM: OVRL) today reported revenue and net losses for its fiscal 2006 third quarter and nine-month period ended March 31, 2006, reflecting strategic investments in new product developments to expand and enhance the company’s offerings of protected storage solutions.

Revenue for the fiscal 2006 third quarter was $48.2 million compared with $58.3 million for the same period last year. The company reported a net loss for the current quarter of $7.0 million, or $0.52 per share, compared with net income of $1.4 million, or $0.09 per diluted share, last year. The non-GAAP net loss for the third quarter of fiscal 2006 was $6.0 million, or $0.44 per share, compared with net income of $2.0 million, or $0.14 per diluted share, a year ago. Non-GAAP results are presented to provide a more complete view of the company’s financial results in light of the costs associated with outsourcing manufacturing, the write-off of in-process research and development and amortization of acquired technology resulting from the August 2005 acquisition of Zetta Systems, Inc. and the company’s plan to introduce and enhance sales of the products derived from the acquisition. See “Non-GAAP Financial Measures” below.

For the nine months ended March 31, 2006, the company reported revenue of $167.3 million compared with $180.3 for the same period last year. The net loss for the nine-month period was $12.7 million, or $0.91 per share, compared with net income of $5.9 million, or $0.41 per diluted share, a year earlier.  The non-GAAP net loss for the nine-month period of fiscal 2006 was $9.5 million, or $0.69 per share, compared with net income of $6.9 million, or $0.48 per diluted share, a year earlier.

The company noted that its declining revenue and increasing losses are primarily a result of the current transitional period characterized by a shift in its largest OEM customers and significant R&D investments in new products. In August 2005 Overland announced that sales to its largest OEM customer would decline as a consequence of that customer’s decision to source a next-generation tape automation product from a different supplier. In November 2005 Overland announced that it had been selected to supply a new tier-one OEM customer with a tape automation product currently under development at Overland. As expected, sales to the company’s current largest OEM customer have begun to decline, while sales to the new OEM have yet to commence. Additionally, revenue for the fiscal 2006 third quarter was impacted by weakness in January and February in the company’s branded sales channel, primarily EMEA. Although sales strengthened in March, the increase was insufficient to recover from the earlier shortfall.

Sales during the fiscal 2006 third quarter to OEM customers comprised 56 percent of total revenue, a percentage that was higher than anticipated because of the reduced level of branded revenue. The company noted that because gross margins on OEM sales are significantly lower than on branded sales, this customer mix resulted in lower overall gross margins.

Operating expenses for the fiscal 2006 third quarter were up $3.2 million, or 23 percent, from year-ago levels. Excluding $485,000 of newly required stock-based compensation expense, nearly all of the increased spending was attributable to the company’s expanded investment in research and development. R&D spending doubled over the prior-year level, including material costs for development of the company’s new tape automation platform and expansion of its disk-based software development team, including the team from Zetta Systems acquired in August 2005.

Results for the fiscal 2006 third quarter include a one-time non-cash charge of approximately $3.4 million representing a valuation allowance against deferred tax assets that is expected to significantly lower the company’s effective tax rate going forward. The company expects to record a limited tax benefit relating to loss-carrybacks in the fiscal 2006 fourth quarter, and that, beginning in the fiscal 2007 first quarter, its tax rate will be negligible until such time as the company demonstrates sustainable earnings.

The company expects that there will be a one quarter delay in the launch of its new tape automation product for both its branded channel and its new OEM customer. Because of the difficulty of estimating multiple launch dates and ensuing product ramps, the company is withdrawing its previous guidance and will not provide new guidance until it has improved visibility.

“In order to achieve our long-term strategic objectives, for the past year we have been in a transition mode, making the largest product investments in Overland’s history. Concurrently, we are also experiencing a major OEM customer transition. We are confident that our new products and that our OEM and branded channel relationships will generate significant growth in revenue beginning in the fiscal 2007 second quarter,” stated Christopher Calisi, president and chief executive officer of Overland Storage, Inc.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Non-GAAP Consolidated Statement of Operations that excludes charges and gains related to outsourcing all of the company’s manufacturing to Sanmina-SCI, a contract manufacturer, as well as non-cash amortization and other charges related to the August 2005 acquisition of Zetta Systems.

The company completed the transition of all its manufacturing to Sanmina-SCI that began in the second quarter of fiscal 2005. During fiscal year 2005, the company recorded pretax outsourcing transition charges as additions to cost of goods sold totaling $2.1 million. In the first quarter of fiscal 2006, the company recorded a pretax gain of $250,000 on the sale of certain manufacturing equipment to Sanmina-SCI which was credited to cost of goods sold. In the second quarter of fiscal 2006, the company recorded a pretax charge of $617,000 related to facilities that became excess as a consequence of the outsourcing. Because these are one-time charges and credits that will not be repeated in subsequent fiscal years, the company believes the non-GAAP results provide useful information to investors concerning the company’s operating results, and permit a more meaningful comparison to historical financial results, that did not include such charges.

The acquisition of Zetta Systems resulted in an immediate one-time charge of $1.1 million related to acquired in-process R&D. Additionally, the company recorded a $12.4 million intangible asset (including the gross-up effect related to deferred taxes) related to acquired technology which it will amortize to cost of goods sold over four years, the estimated life of the technology. The company now expects that products based on this technology will not begin to contribute material to revenues until fiscal year 2007. Because GAAP requires that the intangible asset be amortized commencing immediately upon acquisition, the amortization during fiscal year 2006 will result in negative or weak gross profit for the product line and a depression of the company’s overall gross margin. During the product introduction ramp-up expected to occur through fiscal year 2007, management will evaluate the performance of this new product line excluding the amortization charge, and allocate resources based on such evaluation. The company therefore believes that the non-GAAP results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include these amortization charges or write-offs of in-process R&D. The company considered the capital costs of the acquisition when it modeled the expected benefits, and management expects that the results of its product implementation strategy will be appropriately reflected in GAAP results by the end of fiscal year 2007. Accordingly, the company intends to discontinue reporting non-GAAP results relating to this acquisition beginning in fiscal 2008.

Reconciliations of GAAP net loss to non-GAAP net loss and GAAP to non-GAAP per share results are provided in a table immediately following the Non-GAAP Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and therefore do not present the full measure of the company’s recorded costs against its revenues. Accordingly, these non-GAAP results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES™ of disk-based backup and recovery appliances; and the NEO SERIES® of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” expects,” “projects,” plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc.; possible delays in new product introductions and shipments by the company including the new ULTAMUS line and the new tape automation platform currently under development, including versions subject to the company’s new OEM contracts; possible delays in enhancements to the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; the company’s ability to modify its products to comply with the new RoHS directive in the European Union; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, ULTAMUS SERIES, REO SERIES and NEO SERIES are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing third fiscal quarter 2006 results will be held beginning at 9:30 a.m. EDT, April 27, 2006, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email: cbond@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenues	$48,153	$58,282	$167,293	$180,333
Cost of revenues	37,817	43,396	130,151	131,612
Gross profit	10,336	14,886	37,142	48,721

Operating expenses:
Sales and marketing	9,033	8,548	28,463	25,261
Research and development	4,779	2,324	13,376	7,718
General and administrative	3,334	3,062	11,044	8,582
In-process research and development	—	—	1,121	—
Total expenses	17,146	13,934	54,004	41,561

Operating (loss) income	(6,810)	952	(16,862)	7,160
Interest income, net	724	417	1,999	1,050
Other income, net	(64)	20	(78)	107
(Loss) income before income taxes	(6,150)	1,389	(14,941)	8,317
Income taxes	888	32	(2,290)	2,457
Net (loss) income	$(7,038)	$1,357	$(12,651)	$5,860

(Loss) earnings per share:
Basic	$(0.52)	$0.10	$(0.91)	$0.42
Diluted	$(0.52)	$0.09	$(0.91)	$0.41

Shares used in computing (loss) earnings per share:
Basic	13,601	13,990	13,860	13,850
Diluted	13,601	14,609	13,860	14,444

OVERLAND STORAGE, INC.

NON-GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenues	$48,153	$58,282	$167,293	$180,333
Cost of revenues	37,045	42,303	127,726	129,981
Gross profit	11,108	15,979	39,567	50,352

Operating expenses:
Sales and marketing	9,033	8,548	28,463	25,261
Research and development	4,779	2,324	13,376	7,718
General and administrative	3,334	3,062	11,044	8,582
In-process research and development	—	—	—	—
Total expenses	17,146	13,934	52,883	41,561

Operating (loss) income	(6,038)	2,045	(13,316)	8,791
Interest income, net	724	417	1,999	1,050
Other income, net	(64)	20	(78)	107
(Loss) income before income taxes	(5,378)	2,482	(11,395)	9,948
Income taxes	595	473	(1,881)	3,086
Net (loss) income	$(5,973)	$2,009	$(9,514)	$6,862

(Loss) earnings per share:
Basic	$(0.44)	$0.14	$(0.69)	$0.50
Diluted	$(0.44)	$0.14	$(0.69)	$0.48

Shares used in computing (loss) earnings per share:
Basic	13,601	13,990	13,860	13,850
Diluted	13,601	14,609	13,860	14,444

A reconciliation between net (loss) income on a GAAP basis and non-GAAP net (loss) income is as follows:

GAAP net (loss) income.	$(7,038)	$1,357	$(12,651)	$5,860
Outsource manufacturing transition costs	—	1,093	367	1,631
In-process research and development	—	—	1,121	—
Amortization of Zetta purchased intangible assets	772	—	2,058	—
Income tax effect	293	(441)	(409)	(629)
Non-GAAP net (loss) income.	$(5,973)	$2,009	$(9,514)	$6,862

A reconciliation between diluted (loss) earnings per share on a GAAP basis and non-GAAP diluted (loss) earnings per share is as follows:

GAAP net (loss) income.	$(0.52)	$0.09	$(0.91)	$0.41
Outsource manufacturing transition costs	—	0.08	0.02	0.11
In-process research and development	—	—	0.08	—
Amortization of Zetta purchased intangible assets	0.06	—	0.15	—
Income tax effect	0.02	(0.03)	(0.03)	(0.04)
Non-GAAP net (loss) income.	$(0.44)	$0.14	$(0.69)	$0.48

OVERLAND STOARAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31,	June 30,
	2006	2005
	(unaudited)
ASSETS
Cash and equivalents	$6,096	$5,498
Short term investments	60,635	71,389
Accounts receivable, net	33,633	37,703
Inventories	14,312	19,108
Other current assets	8,848	15,197
Total current assets	123,524	148,895
Property, plant and equipment, net	9,610	8,758
Other assets	16,513	6,901
Total assets	$149,647	$164,554

LIABILITIES & EQUITY
Current liabilities	$40,503	$38,532
Long-term debt	—	—
Other long-term liabilities	4,290	4,528
Shareholders' equity	104,854	121,494
Total liabilities and equity	$149,647	$164,554